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                                                                   EXHIBIT 99.1


Contact:    Mr. James W. Newman
            Senior Vice President and Chief Financial Officer
            Dura Pharmaceuticals, Inc.
            (619) 457-2553

           DURA PHARMACEUTICALS, INC. BROADENS ITS RESPIRATORY FOCUS
                    BY ENTERING THE CYSTIC FIBROSIS MARKET

      San Diego, CA -- October 21, 1997 -- Dura Pharmaceuticals, Inc. (Nasdaq
NNM: DURA) today announced that it has signed a definitive merger agreement with Scandipharm, Inc. and that its Health Script division has been selected to enter into a Pharmacy Fulfillment Agreement with Cystic Fibrosis Services, Inc,. a subsidiary of the Cystic Fibrosis Foundation. Scandipharm is an Alabama-based distributor of pharmaceutical products for the treatment of cystic fibrosis (CF), a fatal genetic disease affecting approximately 30,000 children and young adults. The Scandipharm agreement has been approved by the board of directors of each company and is subject to the approval of the shareholders of Scandipharm.

      Scandipharm markets primarily to hospital-based cystic fibrosis specialists through its salesforce which has significantly increased in 1997 and currently numbers approximately 50 persons. Scandipharm's principal product is the Ultrase-Registered Trademark- prescription enzyme preparation for CF patients. Under the terms of the merger agreement, Dura will issue between $93 and $139 million of its Common Stock in exchange for all capital stock and outstanding options of Scandipharm, depending on the average price of Dura Common Stock 20 days prior to the closing. The transaction, which is expected to close in the first half of 1998, is subject to, among other things, the receipt of regulatory approvals and the effectiveness of a registration statement covering the issuance of Dura stock in the merger.

     At September 30, 1997, Scandipharm had total assets of $35.7 million, of which $23.6 million consisted of cash and cash equivalents, and total liabilities of $7.9 million. Scandipharm had net sales, gross profit and net loss of $19.4 million, $13.6 million and $2.6 million, respectively, for the year ended December 31, 1996 and $16.2 million, $10.4 million and $2.5 million, respectively, for the nine months ended September 30, 1997. Net loss for the 1996 and 1997 periods included nonrecurring charges of $4.4 million and $4.0 million, respectively.

     Under the proposed agreement between Health Script and Cystic Fibrosis Services, Inc., which is expected to be effective January 1, 1998, Health Script will provide mail service pharmacy fulfillment and shipping services for over 9,000 customers diagnosed with CF, approximately one-third of the U.S. CF population. Health Script will be responsible for prescription fulfillment and will integrate with the customer service and administrative activities which will reside with Cystic Fibrosis Services, Inc.

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     "The acquisition of Scandipharm, a highly respected participant in the
Cystic Fibrosis market, is a natural fit with our respiratory-focused strategy," stated Dura Chairman, President and CEO Cam L. Garner regarding the announcement.

     Dura Pharmaceuticals, Inc. is a San Diego based developer and marketer of prescription pharmaceutical products for the treatment of allergies, asthma, and related respiratory conditions. Dura has focused on the U.S. respiratory market because of its size and growth opportunities through two major strategies: (1) acquiring respiratory prescription pharmaceuticals and/or businesses developing or marketing such pharmaceuticals targeted at high-prescribing respiratory physicians, and (2) developing Spiros, a pulmonary drug delivery system.

     Health Script, a division of Dura Pharmaceuticals, is an Englewood, Colorado-based mail service pharmacy which specializes in providing services for individuals diagnosed with asthma, chronic obstructive pulmonary disease, and related respiratory conditions.

     Except for the historical and factual information contained herein, the matters discussed in this press release may contain forward-looking statements which involve risks and uncertainties, including the ultimate consummation of the proposed merger, the ability of the Company or Scandipharm to achieve historical revenue levels in the future, the timely development of the Spiros-TM- system, competitive products and pricing, the Company's limited manufacturing experience, dependency upon third parties and their successful development efforts, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. Forward-looking statements represent the Company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update any forward-looking statements.
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